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Exhibit 99.1

Refco Group Ltd., LLC One World Financial Center 200 Liberty Street—Tower A New York, NY 10281 212-693-7000 www.refco.com	Company Contact: For Refco Group Ltd., LLC Roger Ma 212- 587-6355 rma@refco.com

REFCO GROUP LTD., LLC RESPONDS TO SILLAM PRESS RELEASE

        NEW YORK, July 14, 2005—Refco Group Ltd., LLC ("Refco") announced today with respect to statements by French lawyer Frederik-Karel Conoy on behalf of his client, Gerard Sillam, that Refco has not received any documents to corroborate the claim that Mr. Sillam has filed a criminal complaint in Paris against Refco, Thomas H. Lee Partners, L.P. and individuals. Since 2002, Mr. Sillam has instituted numerous commercial and criminal actions against Refco entities under the French legal system, which permits private individuals to initiate criminal proceedings. Refco has cooperated with those inquiries, none of which has resulted in any action against any Refco entity or individual. Refco is vigorously defending these actions and believes that Mr. Sillam's claim is without merit. In 2004, Mr. Sillam requested and was granted dismissal of a commercial claim that he had filed in the Supreme Court of the State of New York. To Refco's knowledge, no action by Mr. Sillam against any Refco entity is pending in the American courts.

About REFCO Group Ltd., LLC

        Refco Group Ltd., LLC is an independent provider of execution and clearing services for exchange-traded derivatives and a major provider of prime brokerage services in the fixed income and foreign exchange markets. For more information about Refco please visit www.refco.com.

Cautionary Note regarding Forward-Looking Statements

        In this press release, all statements other than statements of historical fact are forward looking statements and are subject to risks and uncertainties. These forward looking statements are based on assumptions that we have made in light of our experience and on our perceptions of historical events, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. Although we believe that these forward looking statements have a reasonable basis, you should be aware that numerous factors could cause actual results to differ materially from our expectations. Because of these factors, we caution that you should not place undue reliance on any of our forward looking statements. Further, any forward looking statement speaks only as of today. It is impossible for us to predict new events or developments may affect us. We undertake no obligation to update or revise any forward-looking statements, either to reflect new developments or for any other reason.

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  Exhibit 99.1